Exhibit 99.1

Adaptimmune Announces Delisting from Nasdaq

Philadelphia, Pennsylvania and Oxford, United Kingdom--(Newsfile Corp. – October 20, 2025) - Adaptimmune Therapeutics plc (NASDAQ: ADAP) (“Adaptimmune” or the “Company”) today announced that the Company’s Board of Directors (the “Board”) has determined to initiate the delisting of its American Depositary Shares (“ADSs”), each representing six ordinary shares, from The Nasdaq Capital Market (“Nasdaq”) and deregistration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Adrian Rawcliffe, Adaptimmune's Chief Executive Officer: “As we noted previously, the transaction with USWM CT, LLC, a subsidiary of US WorldMeds Partners, LLC (collectively, “US WorldMeds”) followed an extensive review of strategic alternatives and represented the best path forward for Adaptimmune, our patients and other stakeholders. Since closing the transaction on July 31, 2025, we have been restructuring to support the assets transferred to US WorldMeds, and have continued our efforts to maximize value from our remaining assets including programs targeting PRAME and CD70. The delisting from Nasdaq and deregistration should facilitate cost reductions and further support our goal to maximize value going forward.”

As previously reported by the Company, the Company received a written notice on September 22, 2025, from the Nasdaq Hearings Panel (the “Panel”) confirming that the Company had been granted an exception period to regain compliance with Nasdaq Listing Rule 5550(a)(2), which requires a minimum bid price of $1.00 per share (the “Bid Price Rule”). The Company had until December 1, 2025 to regain compliance with the Bid Price Rule. Failure to regain compliance by December 1, 2025 would result in the delisting of the Company’s ADSs from Nasdaq.

On October 16, 2025, the Company notified The Nasdaq Stock Market, LLC, pursuant to authorization by the Board on October 15, 2025, that it intends to file a Form 25 with the U.S. Securities and Exchange Commission (the “SEC”) on or about October 28, 2025 to effect the voluntary delisting of the Company’s ADSs from Nasdaq and to deregister the ADSs under Section 12(b) of the Exchange Act. Following confirmation by The Nasdaq Stock Market, LLC on October 17, 2025, the Company currently expects that the trading of its ADSs on Nasdaq will be suspended following the closing of trading on Nasdaq on or about October 27, 2025.

Following the delisting, any trading in the Company’s ADSs would only occur in privately negotiated sales and potentially on an over-the-counter market. The Company currently expects that its ADSs will be quoted on the OTC Pink Limited Market, a market operated by OTC Markets Group Inc. (an “OTC market”), so that a trading market may continue to exist for its ADSs. There is no guarantee, however, that a broker will continue to make a market in the ADSs and that trading of the ADSs will continue on an OTC market or otherwise.

Ninety days after the date of filing of the Form 25, the deregistration of the Company’s ADSs under Section 12(b) of the Exchange Act is expected to become effective. Following the delisting of the Company’s ADSs from Nasdaq, the Company intends to file a Form 15 with the SEC certifying that it has fewer than 300 shareholders of record, upon which the Company’s filing obligations under the Exchange Act will immediately be suspended, including the obligations to file all periodic reports.

The Board believes that the decision to delist the ADSs from Nasdaq and deregister and suspend the Company’s reporting obligations under the Exchange Act is in the best interests of the Company and the holders of its ordinary shares and ADSs. As the Company continues with its efforts to maximize value from its remaining assets, the Board has determined that the burdens associated with operating as a registered public company listed on Nasdaq outweigh any advantages to the Company and the holders of its ordinary shares and ADSs. The Board’s decision was based on careful review of numerous factors, including the potential for eliminating the significant costs associated with preparing and filing periodic reports with the SEC and the legal, audit and other expenses associated with being a public reporting company listed on Nasdaq, as well as the substantial costs and demands on management’s time under the Sarbanes-Oxley Act of 2002, SEC rules and Nasdaq listing standards.

About Adaptimmune
We are a biopharmaceutical company working to redefine the treatment of solid tumor cancers with cell therapies. In August 2024, the U.S. Food and Drug Administration (“FDA”) approved our first biologics license application (“BLA”) for TECELRA® (afamitresgene autoleucel) (“TECELRA”), which is the first engineered T-cell therapy for the treatment of a solid tumor cancer approved in the U.S. In July 2025, TECELRA was acquired by US WorldMeds alongside letetresgene autoleucel (“lete-cel”), for people with synovial sarcoma and myxoid liposarcoma, in relation to which a commercial launch was planned for 2026. A third clinical candidate, uza-cel, and the collaboration with Galapagos related to that cell therapy was also assigned to US Worldmeds as part of the transaction. We are working to ensure a smooth transition of TECELRA, lete-cel and uza-cel to US WorldMeds. We have also developed certain pre-clinical assets including our PRAME directed T-cell therapy and our CD-70 directed TRuC therapy. We are looking for strategic options in relation to these assets.

Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act. Forward-looking statements address our expected future business, financial performance, financial condition, as well as the results of operations and often contain words such as “anticipate” “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions. Such statements are based only upon current expectations of Adaptimmune. Reliance should not be placed on these forward-looking statements because they involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: risks associated with, and the timing and effectiveness of, the Company’s voluntary delisting from Nasdaq; the Company’s plans with respect to the delisting and deregistration of its ADSs; uncertainties regarding eligibility for and timing of quotation on an OTC market; and the trading of the Company’s ADSs following the voluntary delisting of the ADSs from Nasdaq. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2024, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contact

Investor Relations and Media Relations
Adrian Rawcliffe, Chief Executive Officer
Adrian.Rawcliffe@adaptimmune.com